EXHIBIT 10.1

                    CONSOLIDATED GENERAL LTD.
                         44 OXFORD STREET
                         LONDON, ENGLAND

October 23, 1996

Biomune Systems, Inc.
2401 South Foothill Drive
Salt Lake City, Utah  84109

Attention:     Mr. David Derrick
               Chief Executive Officer

Dear Mr. Derrick:

We are pleased to confirm our mutual understanding concerning the retention by Biomune Systems, Inc. (The "Company") of Consolidated General Ltd. ("Consolidated") to act as a financial advisor and investment banker to the Company with respect to investment banking and other corporate matters that may arise in the future.

      1. Scope of Engagement. (a) In connection with this engagement, Consolidated will assist in reviewing and evaluating
(i) the Company's financial condition and historical and projected financial results, (ii) the Company's current operations and business prospects, (iii) the current condition of the industry, as well as any recent trends, and the Company's competitive position therein, all with a view toward assisting the Company in formulating an overall plan for its corporate and financial development, and (iv) assist the Company in expanding its financial markets, obtain research reports and, in general increase the Company's exposure to the financial markets. The Company and consolidated will endeavor, every 90 days or other Company's corporate development. In addition, Consolidated will advise you on a variety of joint ventures, divestitures and other potential transactions which merit consideration by you. Consolidated will also be available for advice, consultation and assistance with respect to other corporate or financial matters the Company may consider from time to time, such as recapitalizations and restructurings, decisions relating to business and marketing strategies and planning for resource allocation and capital expenditures.

     (b) In addition, if during the term of this engagement the Company proposes to participate in any transaction which would generally require the services of an investment banker or financial advisor, as the case may be, on a fee paying basis and at the Company's sole option, including matters relating to (i) the raising of debt or equity capital, both public and private,
(ii) possible mergers or stock or asset acquisition s, (iii) sales or other dispositions of businesses or assets, (iv) stock repurchases, recapitalizations or restructurings, (v) joint ventures or corporate partnering arrangements and (vi) other financial or corporate matters with which the Company may from time to time require assistance, Consolidated shall have the rights at the Company's option to act as the Company's investment banker and financial advisor in connection with such transaction.

     2. Advisory Fees and Expenses. In consideration for the services described in paragraph 1(a) above, the Company shall pay to Consolidated on the date hereof the total sum of 200,000 shares of the Company's restricted Common Stock with "piggy back" registration rights.

     In addition to the foregoing, before commencing any specific assignment on the Company's behalf as referred to in paragraph 1(b) hereof, the Company and Consolidated will discuss, and mutually determine, a reasonable and customary fee or fee scale to be paid to Consolidated in connection therewith.

     3. Term and Termination. The initial term of this engagement shall be for a period of one year from the date hereof and may be extended as the parties shall mutually agree, subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension. However, at the option of the Company, this Agreement may be terminated upon five days written notice in which case the compensation referenced in Paragraph 2 above will be pro rated to the termination date.

     4.  Miscellaneous.   No waiver,  amendment  or other
modification of this agreement shall be effective unless in writing and signed by each party to be bound hereby. This agreement, and any claim related directly or indirectly to this agreement, shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to agreement executed and to be fully performed therein. No such claim shall be commenced, prosecuted or continued in any court other than the courts of the State of Utah. Consolidated and the Company waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, or otherwise) related to or arising out of our engagement. The obligations of this agreement shall be binding upon and shall inure to the benefit of the parties hereto.

Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

                              Very truly yours,

                              CONSOLIDATED GENERAL, LTD.

                              By:  /s/ Derek J. Jones

                              Its:

Accepted and agreed to
as of the date first above written:

BIOMUNE SYSTEMS, INC.

By:  /s/ David G. Derrick

Its:  CEO